Exhibit 4.2

This Note is a Global Note within the meaning of the indenture hereinafter referred to and is registered in the name of a depository or a nominee of a depository. This Note is not exchangeable for Notes registered in the name of a person other than the depository or its nominee except in the limited circumstances described in the indenture, and no transfer of this Note (other than a transfer of this Note as a whole by the depository to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository) may be registered except in the limited circumstances described in the Indenture.

Unless this certificate is presented by an authorized representative of the Depository Trust Company (a New York corporation) (“DTC”) to the issuer or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of CEDE & CO. or in such other name as it requested by an authorized representative of DTC (and any payment is made to CEDE & CO. or such other entity as is requested by an authorized representative of DTC), any transfer, pledge or other use hereof for value or otherwise by or to any Person is wrongful inasmuch as the registered owner hereof, CEDE & CO., has an interest herein.

This instrument and the rights and obligations evidenced hereby are subject to the terms and conditions of that certain Intercreditor and Subordination Agreement, dated as of February 25, 2012, among (i) COLFIN WLH Funding, LLC, a Delaware limited liability company, as administrative agent, (ii) U.S. Bank National Association, as note trustee and collateral trustee, (iii) the Company (as defined below) and (iv) each of the other obligors party thereto (as amended from time to time, the “Intercreditor Agreement”) and each holder of this instrument, by its acceptance hereof, irrevocably agrees to be bound by the provisions of the Intercreditor Agreement. In the event of a conflict between the terms of the Intercreditor Agreement and this Note, the terms of the Intercreditor Agreement shall govern and control.

CUSIP 552075AFO

$75,000,000

WILLIAM LYON HOMES, INC.

No. 01

12% SENIOR SUBORDINATED SECURED NOTE DUE 2017

WILLIAM LYON HOMES, INC., a California corporation (the “Company”), for value received, promises to pay to CEDE & CO. or registered assigns the principal sum of SEVENTY FIVE MILLION ($75,000,000) Dollars on February 25, 2017.

Interest Payment Dates: June 15 and December 15.

Record Dates: June 1 and December 1.

Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officers.

WILLIAM LYON HOMES, INC.

By:
Name:
Title:

By:
Name:
Title:

Dated:

Certificate of Authentication

This is one of the 12% Senior Subordinated Secured Notes due 2017 referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION,
as Note Trustee

By:

Dated:

[Signature Page to Note (Second Lien)]

[REVERSE OF NOTE]

WILLIAM LYON HOMES, INC.

12% SENIOR SUBORDINATED SECURED NOTE DUE 2017

1. Interest. WILLIAM LYON HOMES, INC., a California corporation (the “Company”), promises to pay, until the principal hereof is paid or made available for payment, interest on the principal amount set forth on the face hereof at a rate of 12% per annum, consisting of a 4% payment in kind interest component (“PIK Interest”) and an 8% cash interest component (“Cash Interest”). Interest hereon will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including February 25, 2012 to but excluding the date on which interest is paid. Interest shall be payable in arrears on each June 15 and December 15, commencing June 15, 2012. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Company shall pay interest on overdue principal and on overdue interest (to the full extent permitted by law) at a rate of 14% per annum, consisting of 6% PIK Interest and 8% Cash Interest. Capitalized and certain other terms used herein and not otherwise defined have the meanings set forth in the Indenture dated as of February 25, 2012 (the “Indenture”) among the Company, the Guarantors named therein and U.S. Bank National Association, as Note Trustee and Collateral Trustee.

2. Method of Payment. The Company will pay interest hereon (except defaulted interest) to the Persons who are registered Holders at the close of business on June 1 or December 1 next preceding the interest payment date (whether or not a Business Day). Holders must surrender Notes to a Paying Agent to collect principal payments. The Company will pay principal, Cash Interest, and interest on overdue principal and on overdue interest, in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. PIK Interest on the Notes will be payable by increasing the principal amount of the outstanding Notes by an amount equal to the amount of PIK Interest for the applicable interest period (rounded to the nearest whole cent) as provided in writing by the Company in an Officers’ Certificate to the Note Trustee. Following an increase in the principal amount of the outstanding Notes as a result of a PIK Interest payment, the Notes will bear interest on such increased principal amount from and after the date of such PIK Interest payment. If a Holder has given wire transfer instructions to the Company at least ten Business days prior to the applicable payment date, the Company will make all payments on the Holder’s Notes in accordance with those instructions. Otherwise, payments on the Notes will be made at the office or agency of the Paying Agent and Registrar unless the Company elects to make interest payments by check mailed to the Holder entitled thereto at the address indicated on the register maintained by the Registrar for the Notes.

3. Paying Agent and Registrar. Initially, U.S. Bank National Association (the “Note Trustee”) will act as a Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without prior notice. Neither the Company nor any of its Affiliates may act as Paying Agent or Registrar.

4. Indenture and Security Documents. The Company issued the Notes under the Indenture. This is one of an issue of Notes of the Company issued, or to be issued, under the

Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb), as amended from time to time. The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of them. The Notes are secured on a second (or, after the Priority Lien Obligations Payment Date (as defined in the Intercreditor Agreement), first)-priority basis (subject, as to priority, only to Permitted Prior Liens) by the Lien created by the Security Documents and subject to the terms of the Indenture and the Intercreditor Agreement.

5. Optional Redemption. The Company, at its option, may redeem the Notes, in whole or in part, at 100% of the principal amount outstanding, together with accrued and unpaid interest thereon, if any, to the Redemption Date. In the event of a redemption of fewer than all of the Notes, the Note Trustee shall select the Notes to be redeemed in compliance with the requirements of the principal national securities exchange, if any, while such Notes are listed, or if such Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or in such other manner as the Note Trustee shall deem fair and appropriate; provided, however, that no Notes of a principal amount of less than $1.00 shall be redeemed in part. The Notes will be redeemable in whole upon not less than 30 nor more than 60 days’ prior written notice, mailed by first class mail to a Holder’s last address as it shall appear on the register maintained by the Registrar of the Notes. On and after any redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption unless the Company shall fail to redeem any such Note.

6. Notice of Redemption. Notice of redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at his registered address. On and after the Redemption Date, unless the Company defaults in making the redemption payment, interest ceases to accrue on Notes or portions thereof called for redemption.

7. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $1.00 and integral multiples of $1.00. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay to it any taxes and fees required by law or permitted by the Indenture. The Registrar shall not be required to exchange or register a transfer of any Note for a period of 15 days immediately preceding the mailing of notice of redemption of Notes to be redeemed or of any Note selected, called or being called for redemption except the unredeemed portion of any Note being redeemed in part.

8. Persons Deemed Owners. The registered Holder of this Note may be treated as the owner of this Note for all purposes.

9. Unclaimed Money. If money for the payment of principal or interest remains unclaimed for two years, the Note Trustee will pay the money back to the Company at its written request. After that, Holders entitled to the money must look to the Company for payment as general creditors unless an “abandoned property” law designates another Person.

10. Amendment, Supplement, Waiver, Etc.

(a) Subject to the terms of the Intercreditor Agreement, the Company, the Guarantors and the Note Trustee or the Collateral Trustee, as the case may be (if a party thereto) may, without the consent of the Holders of any outstanding Notes, amend, waive or supplement the Indenture, the Note Guarantees, the Security Documents or the Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, maintaining the qualification of the Indenture under the Trust Indenture Act of 1939, as amended, making any change that does not materially and adversely affect the rights of any Holder and making, completing or confirming any grant of Collateral permitted or required by the Indenture or any of the Security Documents or any release of Collateral that becomes effective as set forth in the Indenture, any of the Security Documents or the Intercreditor Agreement.

(b) Subject to the terms of the Intercreditor Agreement, other amendments and modifications of the Indenture, the Note Guarantees, the Security Documents or the Notes may be made by the Company, the Guarantors, the Note Trustee and the Collateral Trustee with the consent of the Holders of not less than a majority of the aggregate principal amount of the outstanding Notes, subject to certain exceptions requiring the consent of (i) Holders of the particular Notes to be affected or (ii) in the case of amendments, waivers or supplements to the Indenture, the Note Guarantees, the Security Documents or the Notes that release all or substantially all of the Collateral from the Liens created by the Security Documents, Holders of not less than 66 2/3% of the aggregate principal amount of the outstanding Notes.

11. Restrictive Covenants. The Indenture imposes certain limitations on the ability of the Parent and its Restricted Subsidiaries to, among other things, incur additional Indebtedness, make payments in respect of, or redeem, their Equity Interests or certain Indebtedness, make certain Investments, create or incur Liens, enter into transactions with Affiliates, enter into agreements restricting the ability of Restricted Subsidiaries to pay dividends and make distributions and on the ability of the Parent and the Company to merge or consolidate with any other Person or transfer all or substantially all of the Parent’s, the Company’s or any Guarantor’s assets. Such limitations are subject to a number of important qualifications and exceptions. Pursuant to Section 4.04 of the Indenture, the Company must annually report to the Note Trustee on compliance with such limitations.

12. Successor Corporation. When a successor corporation assumes all the obligations of its predecessor under the Notes and the Indenture and the transaction complies with the terms of Article Five of the Indenture, the predecessor corporation will, except as provided in Article Five, be released from those obligations.

13. Defaults and Remedies. Events of Default are set forth in the Indenture. Subject to certain limitations in the Indenture, if an Event of Default (other than an Event of Default specified in Section 6.01(g) or (h) with respect to the Company) occurs and is continuing, the Note Trustee, by written notice to the Issuer, or the Holders of not less than 25% in aggregate principal amount of the outstanding Notes, by written notice to the Issuer and the Note Trustee, may, declare all principal of and accrued interest on all Notes to be immediately due and payable and such amounts shall become immediately due and payable. If an Event of Default specified in Section 6.01(g) or (h) occurs with respect to the Company, the principal amount of and interest on, all Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Note Trustee or any Holder. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Note Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Note Trustee in its exercise of any trust or power. The Note Trustee may withhold from Holders notice of any continuing default (except a default in payment of principal, premium, if any, or interest on the Notes or a default in the observance or performance of any of the obligations of the Company under Article Five of the Indenture) if it determines that withholding notice is in their best interests.

14. Note Trustee Dealings with Company. The Note Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not Note Trustee.

15. Discharge. The Company’s obligations pursuant to the Indenture will be discharged, except for obligations pursuant to certain sections thereof, subject to the terms of the Indenture, upon the payment of all the Notes or upon the irrevocable deposit with the Note Trustee of United States dollars or U.S. Government Obligations sufficient to pay when due principal of and interest on the Notes to maturity or redemption, as the case may be.

16. Guarantees. The Note will be entitled to the benefits of certain Note Guarantees made for the benefit of the Holders. Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and obligations thereunder of the Guarantors, the Note Trustee and the Holders.

17. Authentication. This Note shall not be valid until the Note Trustee signs the certificate of authentication on the other side of this Note.

18. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, as applied to contracts made and performed within the State of New York. The Note Trustee, the Company, the Guarantors and the Holders agree to submit to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of or relating to the Indenture or the Notes.

19. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TENANT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

20. Conflicts with the Indenture. This Note is subject to all terms and conditions of the Indenture. To the extent that any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern.

21. Intercreditor Agreement. Anything herein or in the Indenture to the contrary notwithstanding, so long as the Intercreditor Agreement shall be in effect, the liens and security interests securing the obligations evidenced by this Note, the exercise of any right or remedy with respect thereto, and certain of the rights of the holder hereof are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Note, the terms of the Intercreditor Agreement shall govern and control. For the avoidance of doubt, the provisions of this paragraph are intended solely for the purpose of defining the relative rights of the Priority Lien Collateral Agent and the Priority Lien Lenders on the one hand and the Collateral Trustee and the Holders on the other hand. None of the Issuer, any Guarantor or any other creditor thereof shall have any rights under the Intercreditor Agreement and neither the Issuer nor any Guarantor may rely on the terms of this paragraph or the Intercreditor Agreement.

22. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS INDENTURE OR THE NOTES.

23. The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

WILLIAM LYON HOMES, INC.

4490 Von Karman Avenue

Newport Beach, CA 92660

Attention: Chief Financial Officer

ASSIGNMENT

I or we assign and transfer this Note to:

(Insert assignee’s social security or tax I.D. number)

(Print or type name, address and zip code of assignee)

and irrevocably appoint:

Agent to transfer this Note on the books of the Company. The Agent may substitute another to act for him.

Date: Your signature:

(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended